                                                              Exhibit 10(O)(vi)




              As filed with the Securities and Exchange Commission
                                 July 13, 1994


                                               File No.  -



                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.




                          APPLICATION FOR DECLARATION
                         OF NON-HOLDING COMPANY STATUS
                          PURSUANT TO SECTION 2(a)(7)
                         OF THE PUBLIC UTILITY HOLDING
                              COMPANY ACT OF 1935


                               Cabot Corporation
                                75 State Street
                                Boston, MA 02109
                   ------------------------------------------
                   (name of company filing this statement and
                    address of principal executive offices)




                                Robert Rothberg
                       Vice-President and General Counsel
                               Cabot Corporation
                                75 State Street
                               Boston, MA  02109
                    ---------------------------------------
                    (name and address of agent for service)




                 The Commission is requested to mail copies of
                   all orders, notices and communications to:

                             William S. Lamb, Esq.
                         LeBoeuf, Lamb, Greene & MacRae
                              125 West 55th Street
                              New York, NY  10019


     P. Dexter Peacock, Esq.                       C. Michael Harrington, Esq.
     Andrews & Kurth L.L.P.                           Vinson & Elkins L.L.P.
    4200 Texas Commerce Tower                         2500 First City Tower
       Houston, TX  77002                                  1001 Fannin
                                                        Houston, TX  77002

       David M. Carmichael                              William S. Garner
American Oil and Gas Corporation                         K N Energy, Inc.
         333 Clay Street                              370 Van Gordon Street
           Suite 2000                                  Lakewood, CO  80228
       Houston, TX  77002

                 Cabot Corporation ("Cabot" or the "Company") hereby applies to the Securities and Exchange Commission (the "Commission") for an order declaring that Cabot will not become a public utility holding company as defined under Section 2(a)(7) of the Public Utility Holding Company Act of 1935 (the "Act") in connection with its ownership of shares of K N Energy, Inc. ("KNE") following a proposed merger transaction (the "Merger") between American Oil and Gas Corporation ("AOG") and KNE, provided that Cabot agrees to certain conditions with regard to its share ownership. The Merger is expected to be consummated on July 13, 1994 or within a few days thereafter. In support of such application, Cabot states as follows:

I.       Background
         ----------

         A.      Description of Companies Involved
                 ---------------------------------

                 Cabot Corporation, a Delaware corporation having its principal office in Massachusetts, is primarily engaged in manufacturing specialty chemicals and materials and energy products. Cabot and its affiliates have manufacturing facilities in the United States and more than 20 other countries. The specialty chemicals and materials businesses manufacture carbon black, fumed silica, various refractory metals, plastic concentrates and personal safety, environmental enhancement and energy absorbing products. Cabot subsidiaries also import liquefied natural gas ("LNG") to a terminal in Everett, Massachusetts from which it is sold to power producers, local distribution companies and industrial customers in the north-



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
eastern U.S. TUCO Inc., a wholly owned subsidiary, purchases coal in Wyoming and has it transported for sale in Texas.

                 Cabot previously was engaged in the oil and gas business. Several years ago, Cabot made a strategic decision to divest its oil and gas assets (while continuing its separate LNG business), and has engaged in various transactions to do so. The largest parts of Cabot's former oil and gas properties are now owned by Cabot Oil & Gas Corporation, a New York Stock Exchange listed company in which Cabot has no interest, and AOG, to which Cabot disposed of its gas transmission properties in 1989 in exchange for AOG securities and cash.

                 In 1986, Cabot obtained a special legislative exemption from the 1935 Act in connection with its ownership of a small public gas utility in West Virginia. Cabot was ordered by the West Virginia Public Service
Commission to reorganize this gas utility, which mainly supplied gas to Cabot's in-state operations but which sold excess capacity to the public and accounted for approximately 1% of Cabot's revenues, as a subsidiary. However, upon reorganization, Cabot would have become a "public utility holding company" under the Act and subject to the diversification restrictions thereunder.(1) In order to avoid this result, Cabot obtained a special exemption from the U.S. Congress that allowed it to retain this particular subsidiary without violating the terms of the 1935 Act.(2) As of this date, Cabot has divested its





____________________

1    132 Cong. Rec. H8673-02 (Sept. 29, 1986).

2    Pub. L. 99-648 (Nov. 10, 1986).

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
interest in the West Virginia gas utility that was the subject of the legislative exemption.

                 For the fiscal year ended September 30, 1993, Cabot had consolidated revenues of $1,618,540,000 and net income applicable to common stock of $7,669,000. The comparable figures for the fiscal year ended September 30, 1992 were $1,562,203,000 and $58,514,000 respectively. Cabot is not presently a "public utility company", a "holding company," or an "affiliate" of a "public utility company" as such terms are defined under the Act.

                 AOG is a Delaware corporation with its principal executive offices in Texas. AOG is engaged in the business of gathering, processing, transporting, storing and marketing natural gas and natural gas liquids. It owns an intrastate pipeline (the Westar pipeline system) in West Texas and the Texas Panhandle as well as gas processing plants and gathering lines complementary to this pipeline. AOG also owns a natural gas storage reservoir in West Texas, a 75 percent interest in an intrastate pipeline system (the Red River pipeline system) in West Texas as well as gathering and transmission systems in South and East Texas. In addition, AOG owns 55 miles of pipeline used for gas deliveries from Oklahoma to the Westar and Red River pipeline systems. For the fiscal year ended December 31, 1993, AOG had consolidated revenues of $539,345,000 and net income applicable to common stock of $6,551,000. The comparative figures for the fiscal year ended December 31, 1992 were $430,098,000 and $14,762,000, respectively.





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                 Cabot is the largest single holder of AOG common stock.  There is one other shareholder holding in excess of 5% of AOG common stock. The Prudential Insurance Company of America, which holds 7.8% (including shares issuable upon the exercise of certain warrants). AOG is not presently a "holding company," or an "affiliate" of a "public utility company" as such terms are defined under the Act. AOG is not itself a "public utility" because it does not distribute gas at retail.

                 KNE, a Kansas corporation, is a natural gas services company engaged in gas reserves development, gas gathering, processing, storage, transportation and wholesale and retail sales. KNE operates in seven states with direct retail customers in Colorado, Kansas, Nebraska and Wyoming, which is where KNE's pipeline system is located. For the fiscal year ended December 31, 1993, KNE's total revenues were $493,349,000 while net income available for common stock was $23,465,000. The comparable numbers for the fiscal year ended December 31, 1992 were $391,819,000 and $18,604,000. As a result of its distribution of gas at retail, KNE is a gas utility company as defined in the Act, but is not a "holding company" or an "affiliate" of any other "public utility company."

                 Cabot does not have any business relationship with KNE and following the Merger no Cabot affiliate will have a formal business relationship with KNE beyond what is disclosed in this Application.





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

         B.      Cabot's Interest in AOG
                 -----------------------

                 Cabot currently owns approximately 34.5% of the issued and outstanding shares of common stock of AOG (approximately 37.7% in the event of the exercise of certain warrants held by Cabot which expire in 1999). Common stock is the only class of outstanding voting stock of AOG.

                 As stated above, Cabot acquired its interest in AOG in 1989 when it sold its Texas pipeline business to AOG as part of Cabot's long-term strategy to divest its oil and gas businesses. In connection with the 1989 transaction, Cabot and AOG agreed to a liability sharing arrangement primarily covering certain contingent liabilities and potential gas contract losses of the acquired business. Cabot and AOG have agreed to bear an equal amount of such liabilities up to $20 million each; Cabot bears these liabilities above that amount. Cabot has provided AOG with a revolving credit facility (approximately $15 million outstanding) for the funding of cash requirements in resolving such liabilities. Upon settlement with Cabot, AOG will be responsible for the payment to Cabot of one-half of the amount of liabilities.

                 AOG has asserted certain claims related to environmental matters against Cabot under acquisition agreements related to assets previously owned by Cabot (including assets acquired in the 1989 transaction). KNE and AOG have agreed not to commence any litigation, arbitration or other proceedings against or involving Cabot with respect to such claims, or in connection with settlement of the liability sharing arrangement





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described above, until such time as either Cabot owns less than ten percent of the voting stock of KNE or Cabot receives an order from the Commission that expressly permits Cabot to take all actions deemed appropriate to resolve such claims without such actions causing Cabot to be treated as a public utility holding company under the Act.

                 In addition, in connection with the 1989 transaction, Cabot and AOG entered into a Standstill and Registration Rights Agreement (the "Standstill Agreement") which, for a period from 1989 until November 1994 imposes certain restrictions on the acquisition by Cabot or its subsidiaries of additional voting securities of AOG and on Cabot's right to vote such securities. Other than the arrangements described above, Cabot conducts no material business with AOG nor does it own any facilities or conduct any operations related to the AOG business.

                 Cabot currently has two nominees on the AOG Board, although under the Standstill Agreement it is entitled to three such representatives. Cabot also has registration rights associated with the AOG Common Stock it presently owns and any AOG Common Stock received upon the exercise of the AOG warrants that it presently owns. Other than the registration rights and related indemnification provisions, the Standstill Agreement will cease to have effect upon consummation of the Merger.

                 It should be noted that the Cabot representatives on the AOG board of directors have, naturally, participated in board discussions and votes on various issues in connection with the Merger. In addition, Cabot has been involved in some aspects of





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the Merger negotiation process especially as it related to the management structure of the combined companies and the issue of Cabot's status under the Act.

         C.      Proposed Merger Transaction
                 ---------------------------

                 Pursuant to a Merger Agreement dated March 24, 1994 among KNE, its wholly-owned subsidiary KNE Acquisition Corporation and AOG, AOG would be merged with KNE Acquisition Corporation. As a result of the Merger, AOG would become a wholly- owned subsidiary of KNE, and each issued and outstanding share of AOG common stock would be exchanged for 0.47 shares of newly issued KNE common stock. The Merger Agreement provides for the exchange of outstanding AOG options and warrants for KNE options and warrants on a similar basis. The issued and outstanding shares of KNE would not be affected by the Merger. The Merger is expected to be consummated on July 13, 1994 or within a few days thereafter.

                 As of the effective date of the Merger, the KNE Board will be expanded from 10 to 14, and four current AOG directors will be added to the KNE Board. In addition, a Cabot designee will be appointed an advisory director of KNE. Following the Merger, (i) the Chairman of the Board of KNE and the President of KNE will continue in office, (ii) the current President of KNE will also be named Chief Executive Officer, and (iii) the current Chairman of the Board of AOG will become Vice Chairman of the Board of KNE. In addition, there will be a Management Committee consisting of the KNE Chairman, the KNE President and Chief Executive Officer, the KNE Vice Chairman (i.e., the former AOG





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
Chairman, who will chair the Management Committee) and one of the former AOG directors. No officer, director or employee of Cabot will serve as an officer or full director of KNE.

                 As a result of the Merger, Cabot will own approximately 15.2% of the outstanding voting stock of KNE, and will own warrants which if exercised (and assuming no other options or warrants were exercised by any other parties) would bring Cabot's ownership to approximately 17.2%.

                 The Merger is subject to the approval of the shareholders of both KNE and AOG expected to be received on July, 13, 1994, and KNE's issuance of shares in connection with the Merger is also subject, among other approvals, to the approvals of the Colorado Public Utility Commission and the Wyoming Public Service Commission, both of which have been obtained.

II.      Conditions on Cabot's Stock Ownership Rights
         --------------------------------------------

                 In order to ensure that, following the Merger, Cabot does not exercise a controlling influence over KNE while at the same time ensuring that Cabot can adequately monitor its investment, Cabot proposes that the Section 2(a)(7) order being applied for hereunder be issued subject to the following conditions:

                 1. Cabot may from time to time have one (but not more than one) designee (who may be an officer, director or employee of Cabot) serve as an advisory director of KNE. Such an advisory director shall not be permitted to vote on any matter submitted to the Board of Directors of KNE. Such





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

         advisory director shall not be the chairperson of the Board of Directors or of any committee thereof.

                 2. In all matters submitted to the shareholders of KNE for a vote, Cabot (a) may vote in its sole discretion the shares owned by it, up to 9.99% of the number of voting shares outstanding, and (b) shall either not vote any shares owned by it in excess of 9.99% of the number of voting shares outstanding (the "Excess Shares") or shall make arrangements for the Excess Shares to be voted in the same proportions as the other shares (excluding Cabot's other shares) of KNE are voted on such matter. The grant by Cabot of a proxy to the proxies selected by the directors of KNE directing that the Excess Shares be so voted shall be deemed adequate compliance with this provision. Notwithstanding the foregoing, if Cabot opposes any action as to which the dissenting shareholders would be entitled to appraisal rights under applicable law, Cabot shall be free to vote any or all of its shares against the approval of such action or otherwise take any action that may be required to perfect appraisal rights under applicable law.

                 3. Cabot will not enter into any transaction with KNE or any of its affiliates without the consent of the Staff, except as follows:

                          (a) Settlement of the existing liability sharing obligations and environmental claims described in this letter;





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                          (b)     Exercise of KNE warrants received in exchange
                                  for the existing AOG warrants presently held by Cabot;

                          (c) Reimbursement of expenses incurred in connection with attendance at Board meetings in accordance with KNE's general policies; and

                          (d) Registration of Cabot's shares in KNE under federal and state securities laws for sale by Cabot.

                 After it engages in any such transaction, Cabot shall provide the Staff with notice that such transaction occurred, except Cabot will not be obligated to provide notice of the reimbursement of expenses discussed in (c) above. Notwithstanding the foregoing, without notice to or consent of the Staff, Cabot and Cabot's subsidiaries may take any and all actions Cabot deems appropriate to resolve any claims that Cabot or Cabot's subsidiaries may have against KNE or KNE's subsidiaries (including without limitation AOG after the Merger), or which may be asserted by KNE or KNE's subsidiaries against Cabot or Cabot's subsidiaries, including without limitation meetings and discussions with KNE, AOG and their respective officers, directors or other representatives, initiating or defending litigation or arbitration, participating in mediation efforts, or otherwise.

                 4. Cabot will not solicit proxies with respect to any voting securities of KNE without the consent of the Staff.





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
                 5. Cabot will not acquire any additional shares of common stock or other securities of KNE without the consent of the Staff except acquisitions pursuant to (i) stock dividends or splits that do not result in any material (i.e., greater than 1%) increase in Cabot's ownership percentages of KNE's common stock or (ii) shares acquired upon exercise of KNE warrants received in exchange for the existing AOG warrants presently held by Cabot.

                 6. Subject to compliance with the Securities Act of 1933, as amended, Cabot will be free to sell its shares of KNE without restriction in all circumstances except that Cabot will give the Commission and Staff at least 10 days advance notice of any proposed sale of its shares of KNE to any Cabot affiliate (as defined in the Act). If the Commission's Staff notifies Cabot within those 10 days that it objects to the sale to an affiliate, the sale will not be consummated until the Commission's Staff has withdrawn its objection.

                 7. The foregoing conditions will not apply at such time or times as Cabot does not own directly or indirectly 10% or more of the voting securities of KNE.

                 8. Cabot will receive reasonable notice, and an opportunity to be heard, prior to any modification of the foregoing conditions or withdrawal of the Commission's order exempting Cabot under Section 2(a)(7)(B) of the Act.





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
III.     Discussion
         ----------

         A.      The Relevant Legal Standard for a 2(a)(7) Order
                 -----------------------------------------------

                 Following the Merger, Cabot will own approximately 15.2% of the outstanding voting stock of KNE, or 17.2% assuming the exercise of all KNE warrants issued to Cabot in exchange for its AOG warrants. Although clause A of Section 2(a)(7) creates a presumption that a company controlling 10% or more of the voting securities of a public utility company is a holding company, under clause B of Section 2(a)(7) of the Act, the Commission is authorized to declare, by order upon application that such a company is not a holding company if it:

                      (i) does not, either alone or pursuant to an arrangement or understanding with one or more other persons, directly or indirectly control a public utility or holding company ... by any means or device whatsoever,

                      (ii) is not an intermediary company through which such control is exercised, and

                    (iii) does not, directly or indirectly, exercise (either alone or pursuant to an arrangement or understanding with one or more persons) such controlling influence over the management or policies of any public utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that the applicant be subject to the obligations, duties, and liabilities imposed in this title upon holding companies.

                 This section of the Act also authorizes the Commission to grant an order of exemption under Section 2(a)(7) that contains conditions requiring the applicant to "refrain from doing such acts or things, in respect of exercise of voting rights, control over proxies, designation of officers and





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

directors, existence of interlocking officers, directors and other relationships, and submission of periodic or special reports ..., as the Commission may find necessary or appropriate."

                 There is no question that Cabot satisfies clauses (i) and (ii) of these requirements for exemption. With only approximately 15.2% ownership of the outstanding voting securities of KNE, Cabot will not be able directly or indirectly to control a public utility, nor will it be an intermediary company through which such control is exercised. Thus, the only question to be discussed is whether Cabot exercises the type of controlling influence described in clause (iii) above.

                 The term "controlling influence" as used in this Section as well as Section 2(a)(8) of the Act has been defined as "the act or process, or power of producing an effect which may be without apparent force or direct authority and is effective in checking or directing action or exercising restraint or preventing free action." DETROIT EDISON CO. V. S.E.C., 119 F.2d 730, 738-39 (6th Cir. 1941).

                 The Commission has previously granted many orders pursuant to
Section 2(a)(7) of the Act declaring that a company owning more than 10% of the outstanding voting securities of a public utility is not a holding company because it did not exercise the type of controlling influence that required registration under the Act.

                 In some instances such orders have been granted without conditions. For example, in IN THE MATTER OF THE LEHIGH COAL AND





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
NAVIGATION COMPANY, 1 SEC 1489 (1936), the Commission granted a Section 2(a)(7) order to a company that owned 12.8% of a public utility's voting securities.
In this case, the Commission did not find it necessary to attach any conditions to the order.

                 A more recent Commission order granting an exemption under
Section 2(a)(7) of the Act is IN THE MATTER OF KANEB PIPE LINE COMPANY, 43 SEC 976 (1968). In that case, Kaneb Pipe Line Company ("Kaneb") acquired 19.48% of the common stock of Kansas-Nebraska Natural Gas Company, the predecessor in name of KNE. Kaneb openly admitted its intention to force a merger between Kaneb and KNE, although KNE's management had rejected all such offers to date. Kaneb filed an application with the Commission under Section 2(a)(7) of the Act to be declared not a holding company despite the fact that it owned more than 10% of a utility company's outstanding voting securities. KNE's management objected to Kaneb's filing of the application, arguing that since Kaneb, against their wishes, was actually trying to gain control over KNE already it therefore was clearly attempting to exercise a controlling influence so the application was made in bad faith. Id. at 984. The Commission, however, noted that wanting to exercise a controlling influence differs from actually being able to do so, and found that "the record shows an absence of the business, financial or personal relationships between the two managements that are often referred to as indicative of a controlling influence, other than stock ownership. Id. at 979.

                 As a result, the Commission granted Kaneb's application and issued the order but made it subject to a number of detailed





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
conditions which were apparently negotiated in advance, to ensure that any controlling influence available to Kaneb did not exceed an acceptable level. These conditions concerned, among other things, prohibiting future service, sale or construction contracts between Kaneb and KNE; requiring that Kaneb file advance notification with the Commission before selling its KNE stock; and prohibiting Kaneb from acquiring additional KNE stock without first giving the Commission fifteen days advance notice and, if notified in those fifteen days that the Commission questioned the sale, not making the purchase until it applied for and received permission to do so from the Commission.

                 Cases where the Commission has denied applications under
Section 2(a)(7) invariably have involved situations with extensive business, personal or financial interests between the holding company and its subsidiaries. SEE E.G., KOPPERS UNITED CO. V. SEC, 138 F.2d 577 (D.C. Cir.
1943) (denying 2(a)(7) order where subsidiary bought all key raw material from holding company, sold all surplus product to holding company and holding company had board representation).

                 As previously mentioned, the term "controlling influence" can also be found in Section 2(a)(8) which allows the Commission to issue an order declaring a company not to be a subsidiary of a holding company if, among other requirements, the management of the applicant is not subject to a controlling influence by the holding company. There are a number of cases where the Commission has denied applications under Section 2(a)(8) by finding a controlling influence to exist. In





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
each case, however, the Commission based its finding on evidence that the subsidiary and holding companies had significant business, personal and financial relationships in the past. SEE E.G., IN THE MATTER OF PAUL SMITH'S ELECTRIC LIGHT AND POWER AND RAILROAD COMPANY, 9 SEC 648 (1941) (finding exclusive inter-company service contracts and over 49% share ownership by holding company as evidence of controlling influence); IN THE MATTER OF PACIFIC GAS AND ELECTRIC COMPANY, 10 SEC 39 (1941) (existing inter-company service contracts and election of holding company's officer as president of subsidiary company evidence of controlling influence); PUBLIC SERVICE CORPORATION OF NEW JERSEY V. SEC, 129 F.2d 899 (3rd Cir. 1942) (finding engineering, purchasing and advisory service contracts, board representation and 28.4% stock ownership as evidence of controlling influence by holding company). Since there is no history of such contacts between Cabot and KNE, and Cabot has agreed to limit its rights as a shareholder to ensure that no such influence shall develop in the future, Cabot meets the requirements of Section 2(a)(7)(B) and an order pursuant to this Section of the Act is appropriate.

                 Indeed, strong arguments can be made that, with the restrictions discussed in section II above, which effectively make the KNE shares owned by Cabot in excess of 9.99% non-voting shares as long as they are owned directly or indirectly by Cabot, Cabot should not be considered a holding company under Section 2(a)(7)(A) of the Act following the Merger even without application of the Section 2(a)(7)(B) test. Section 2(a)(7)(A) specifies that "any company which directly or indirectly owns,





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
controls, or holds with power to vote, 10 percentum or more of the outstanding voting securities of a public utility company..." is presumed to be a holding company. "Voting security" is defined in Section 2(a)(17) of the Act as "any security presently entitling the owner or holder thereof to vote in the direction or management of the affairs of a company...."  The conditions specified in section II above are such that Cabot has effectively transformed what could have been voting securities into non-voting securities.

                 Under these conditions, Cabot will not hold voting securities in excess of 9.99% and thus will not become a holding company under Section 2(a)(7)(A). However, the Commission need not address this point if it agrees that the arrangements are sufficient to preclude a controlling influence by Cabot.

         B.      Cabot Will Not Exercise a Controlling Influence
                 over KNE
                 -----------------------------------------------

                 Following the Merger, the KNE Board will consist of the current 10 KNE directors plus 4 directors drawn from the current AOG Board who are not affiliated with Cabot. While Cabot does not believe it has any controlling influence over the 4 AOG directors, it clearly does not have any such influence over the 10 KNE directors. Similarly, following the Merger both the Chairman of the Board and the President and Chief Executive Officer of KNE will be drawn from the current KNE management, with whom Cabot has no pre-existing relationship. Under the circumstances, Cabot will not be in a position to exercise a controlling influence over KNE even without restrictions on its





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
ability to do so. Nevertheless, in order to eliminate any question with respect to its qualification for exemption, the applicant has proposed, in section II above, a set of conditions which it is prepared to accept and have embodied in a Commission order under Section 2(a)(7) of the Act.

                 While its investment is substantial and Cabot does want to monitor its investment as would any substantial shareholder, Cabot has no intention of or interest in asserting control over KNE. In any event, the conditions proposed above would make it impossible for Cabot to do so.

         C.      Granting this Application is in the Public Interest
                 ---------------------------------------------------

                 Section 2(a)(7) provides that an application will be denied because of a "controlling influence" only where it is necessary or appropriate to protect the public interest or investors. In this case, no public or investor interest would be harmfully affected by Cabot's stock ownership in KNE.

                 Cabot's stock ownership of 15.2% of KNE's outstanding stock will not have any adverse effect on KNE as a company nor on its ability to provide services to its gas utility customers. In addition, in view of the restrictions on Cabot's rights as a shareholder that will be included in the Commission's order (see section II above), Cabot's stock ownership will not have a deleterious impact on other investors' rights in KNE.





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
IV.  Exhibits
     --------
     A.  Form of Notice

     B.  Original Acquisition Agreement

     C.  Standstill Agreement

     D.  Annual Report of Cabot

     E.  Annual Report of AOG

     F.  Annual Report of KNE

     G.  Merger Agreement







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
V.       Signature
         ---------

                 The Company has caused this Application to be duly signed on its behalf by its authorized officer in the city of Boston, the State of Massachusetts, on this 11th day of July, 1994.



                                           CABOT CORPORATION



                                           By /s/ Samuel W. Bodman
                                              ----------------------
                                             Name:  Samuel W. Bodman
                                             Title: Chairman and President





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